FEDERAL INSURANCE COMPANY

Endorsement No:	10

Bond Number:	82071549

NAME OF ASSURED:    UNIFIED SERIES TRUST

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Appleseed Fund

Auer Growth Fund

Crawford Dividend Growth Fund

Crawford Dividend Opportunity Fund

Crawford Dividend Yield Fund

Dean Mid Cap Value Fund

Dean Small Cap Value Fund

FCI Bond Fund

Iron Strategic Income Fund

Iron Equity Premium Income Fund

Miles Capital Pure Alternatives Advantage Fund

Roosevelt Multi Cap Fund

Symons Value Institutional Fund

Spouting Rock/Convex Dynamic Global Macro Fund

Symons Concentrated Small Cap Value Institutional Fund

This Endorsement applies to loss discovered after 12:01 a.m. on December 3, 2016.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: February 6, 2017	By
Authorized Representative

ICAP Bond
Form 17-02-0949 (Rev. 1-97)	Page 1

FEDERAL INSURANCE COMPANY

Endorsement No:	11

Bond Number:	82071549

NAME OF ASSURED:    UNIFIED SERIES TRUST

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Appleseed Fund

Auer Growth Fund

Crawford Dividend Growth Fund

Crawford Dividend Opportunity Fund

Crawford Dividend Yield Fund

Dean Mid Cap Value Fund

Dean Small Cap Value Fund

FCI Bond Fund

Iron Strategic Income Fund

Iron Equity Premium Income Fund

Miles Capital Pure Alternatives Advantage Fund

Roosevelt Multi Cap Fund

Symons Value Institutional Fund

Spouting Rock/Convex Dynamic Global Macro Fund

Symons Concentrated Small Cap Value Institutional Fund

Selective Opportunity Fund

This Endorsement applies to loss discovered after 12:01 a.m. on January 6, 2017.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: February 6, 2017	By
Authorized Representative

ICAP Bond
Form 17-02-0949 (Rev. 1-97)	Page 1

FEDERAL INSURANCE COMPANY

Endorsement No:	12

Bond Number:	82071549

NAME OF ASSURED:    UNIFIED SERIES TRUST

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Appleseed Fund

Auer Growth Fund

Crawford Dividend Growth Fund

Crawford Dividend Opportunity Fund

Crawford Dividend Yield Fund

Dean Mid Cap Value Fund

Dean Small Cap Value Fund

FCI Bond Fund

Iron Strategic Income Fund

Iron Equity Premium Income Fund

Miles Capital Pure Alternatives Advantage Fund

Roosevelt Multi Cap Fund

Symons Value Institutional Fund

Spouting Rock/Convex Dynamic Global Macro Fund

Symons Concentrated Small Cap Value Institutional Fund

Selective Opportunity Fund

Tactical Multi-Purpose Fund

This Endorsement applies to loss discovered after 12:01 a.m. on January 17, 2017.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: February 6, 2017	By
Authorized Representative

ICAP Bond
Form 17-02-0949 (Rev. 1-97)	Page 1